Exhibit 5.1

June 2, 2026

Inventiva S.A.

50 rue de Dijon

21121 Daix

France

Ladies and Gentlemen:

We are acting as special French counsel for Inventiva S.A., a French société anonyme, organized under the laws of France (the “Company”), in connection with the offering and sale by the Company of 27,272,727 American Depositary Shares (the “ADSs”), which represent 27,272,727 ordinary shares of the Company (the “New Shares”), with a par value of €0.01 per ordinary share (the “Ordinary Shares”), pursuant to the Registration Statement on Form F-3 (№ 333-296414) (the “Registration Statement”) and the underwriting agreement, dated June 2, 2026 (the “Underwriting Agreement”), entered into by and among the Company and Leerink Partners LLC, Stifel, Nicolaus & Company, Incorporated and Stifel Europe Securities SAS (the “Offering”).

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company as set forth in the Schedule to this opinion (the “Schedule”), and such instruments and certificates of officers and other representatives of the Company and public officials, as we have deemed necessary as the basis for such opinion, and have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion.

1-    Assumptions

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or reproduced copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials.

In addition, we have assumed that (i) the resolutions authorizing the Company to issue, offer and sell the New Shares as adopted by the extraordinary shareholders’ meeting of the Company dated May 22, 2025 (the “General Meeting”), the Board of Directors (the “Board”) of the Company and the Chief Executive Officer mentioned in the Schedule have not been amended or superseded and are in full force and effect at all times at which the New Shares are issued, offered or sold by the Company, (ii) the resolutions authorizing the Company to issue, offer and sell the New Shares as adopted by the General Meeting, the Board and the Chief Executive Officer were or will be duly passed at a duly convened and held meeting, and, in the case of the Board, by duly appointed members of the Board, (iii) the issue of the New Shares will fall within the limits and conditions of the corporate authorizations and the New Shares have been or will be offered to investors falling within the categories of investors authorized by the 27th resolution of the General meeting, (iv) the Company will issue and deliver the New Shares in the manner contemplated in the Underwriting Agreement and the issue of the New Shares as a result of the offering will remain within the limits of the then authorized but unissued amounts of ordinary shares of the Company in the resolutions of the General Meeting and the Board and the decisions of the Chief Executive Officer as set forth in the Schedule, (v) the offering restrictions contained in the Underwriting Agreement and the Registration Statement have been and will be complied with, (vi) the Underwriting Agreement constitutes a valid, binding and enforceable obligation of each party thereto under all applicable laws, in particular the laws of the State of New York by which they are expressed to be governed and (vii) the entry into the Underwriting Agreement and the issuance of the New Shares by the Company are (a) in the Company’s corporate interest and (b) serving the Company’s corporate purpose (objet social) as set forth in its bylaws (statuts) or other constitutional documents.

GIDE LOYRETTE NOUEL A.A.R.P.I.
15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

2-    Opinion

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the New Shares, when issued by the Company in accordance with the resolutions adopted by the General Meeting and the decisions of the Board and of the Company’s Chief Executive Officer (Directeur Général), pursuant to, and in accordance with, the Underwriting Agreement, upon payment of the consideration provided therein to the Company and, with respect to the New Shares, the issuance of the depositary certificate(s) (certificat(s) du dépositaire) in respect thereto will be validly issued, fully paid and non-assessable.

3-    Qualifications

The opinion set out above is subject to the following qualifications:

i.	we have not investigated or verified the truth, accuracy or appropriateness of any representations of factual nature made by the parties in the documents listed in the Schedule, or of any information, opinion or statement of facts relating to the Company, or the New Shares contained in the documents listed in the Schedule, nor have we been responsible for ensuring that no material information has been omitted from it;

ii.	this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), safeguard (sauvegarde), judicial reorganization (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the safeguard (sauvegarde), the judicial reorganization (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

iii.	it should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the Kbis extract (extrait Kbis) or the non-bankruptcy certificate (certificat de recherche negative en matière de procédures collectives), which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of ordinary shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the ordinary shares.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

This opinion is addressed to you solely for your benefit in connection with the final prospectus supplement, as filed on June 2, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”). It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose, or quoted or referred to in any public document (other than the Prospectus Supplement) or filed with anyone without our prior written express consent.

We hereby consent to the filing with the Commission of this opinion as Exhibit 5.1 to the Current Report on Form 6-K filed on the date hereof by the Company and incorporated by reference into the Registration Statement filed by the Company to effect the registration of the New Shares under the Securities and to the reference to Gide Loyrette Nouel A.A.R.P.I. under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.

Schedule

1.	a copy of the registration statement on Form F-3 (Registration № 333-296414) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was filed and became effective on June 2, 2026;

2.	the latest draft of the Underwriting Agreement;

3.	an extrait K-bis of the Registre du commerce et des sociétés of Dijon relating to the Company dated June 1, 2026;

4.	a Certificat en matière de procédures collectives for the Company delivered by the Greffe du Tribunal de Commerce (Registrar of the Commercial Court) of Dijon, dated June 1, 2026;

5.	a copy of the bylaws (statuts) of the Company certified true and up to date as of April 24, 2026;

6.	a certified copy of an extract of the minutes of the Assemblée générale extraordinaire (extraordinary general meeting) of the shareholders of the Company dated May 22, 2025 (the “General Meeting”);

7.	an electronic copy of the written consultation of the Board of Directors (Conseil d’administration) of the Company dated May 29, 2026; and

8.	an electronic copy of the decisions of the Chief Executive Officer (Directeur Général) of the Company dated June 2, 2026.